UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                    0-022809
                                     _______

                           NOTIFICATION OF LATE FILING

(CHECK ONE):  | | Form 10-K   |_| Form 20-F |_| Form 11-K   [X] Form 10-Q

               |_|  Form N-SAR

CUSIP NUMBER: 055013


       For Period Ended: MARCH 31, 2003

                  Transition Report on Form 10-K [ ]
                  Transition Report on Form 20-F [ ]
                  Transition Report on Form 11-K [ ]
                  Transition Report on Form 10-Q [ ]
                  Transition Report on Form N-SAR

       For the Transition Period Ended: _____________________________________

 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS

                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not Applicable
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PART I - REGISTRANT INFORMATION

AZUREL, LTD.
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Full Name of Registrant


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Former Name if Applicable

23F COMMERCE ROAD
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Address of Principal Executive Office (Street and Number)

FAIRFIELD, NEW JERSEY 07004
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25)b), the following should be completed. (Check box if appropriate) [X] YES [ ] NO

     [x] (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b)The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c)The accountant's statement or other exhibit required by Rule 12-b-25(C) has been attached if applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

EXPLANATION:

     The Company is unable to complete its form 10-QSB within the prescribed period without unreasonable effort or expense.


                           PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          Robert O'Grady
          President                         973-575-9500

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (of for such shorter) period that the registrant was required to file such reports)
          been filed? If answer is no, identify report(s).        Yes | | No |X|


     Annual Report on Form 10-KSB for the year ended December 31, 2002

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                             Yes |X |No | |


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Company  recorded net income of  $5,115,000  for the three months ended
March 31, 2002 which consisted of an operating loss of $80,000 and an extraordinary gain on extinguishment of debt of $5,195,000 pursuant to the Order of Confirmation issued by the Bankruptcy Court in February 2002. The Company is currently unable to estimate the results of operations for the three months ended March 31, 2003.

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                                   Azurel Ltd.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 16, 2003                     By:  /s/  Robert O'Grady
                                        --------------------------
                                         Robert O'Grady
                                         President